Exhibit 99.1

Crawford & Company®

5335 Triangle Parkway NW

Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

CRAWFORD & COMPANY BOARD DECLARES QUARTERLY DIVIDENDS

AND AUTHORIZES ADDITIONAL SHARE REPURCHASE

ATLANTA (November 3, 2025) On October 30, 2025, at its regular quarterly meeting, the Board of Directors of Crawford & Company® (NYSE: CRD-A and CRD-B) authorized an increase to the Company’s share purchase program, approved on November 4, 2021, by an additional two million shares of its common stock. It also extended the termination date of the program to December 31, 2027. Under the share repurchase program initially established by the Board on November 4, 2021, and added to on February 10, 2022, the Company was authorized to repurchase up to an aggregate of seven million shares of its common stock. As of October 30, 2025, there were only 634,920 shares of common stock remaining.

Under this repurchase program, repurchases may be made in the open market or privately negotiated transactions, at such times and for such prices as management deems appropriate, subject to applicable regulatory guidelines. The new authorization does not obligate Crawford to acquire any stock, and purchases may be commenced or suspended at any time based on market conditions and other factors that the company deems appropriate.

“Given our solid revenue growth, progress against our strategy and our current share price, which we believe is trading below intrinsic value, we are pleased with our Board’s authorization of an additional two million shares for repurchase,” said Rohit Verma, Crawford chief executive officer.

The Board also declared a quarterly dividend of $0.075 per share on both Class A and Class B Common Stock. The dividend is payable on December 5, 2025, to shareholders of record as of the close of business on November 19, 2025.

Crawford & Company®

5335 Triangle Parkway NW

Peachtree Corners, GA 30092

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is a leading global provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights for the Class B Common Stock (CRD-B) and protections for the non-voting Class A Common Stock (CRD-A). More information is available at www.crawco.com.

Tag: Crawford-Investor-News-and-Events, Crawford-Financial

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Media Contacts: mediarelations@us.crawco.com

Lynn Cufley	Katie Cline
+44 207 265 4067	+1 470 792 5678
Lynn.Cufley@crawco.uk	katie.cline@us.crawco.com